Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER AND

NINE MONTH 2005 RESULTS

•      Third Quarter Diluted EPS of $0.07 Exceeds Expectations

•      Nine Month Net Income Increases by $38.5 Million to $0.66 Per Diluted Share

•      Increases Fiscal 2005 Guidance Range to $0.95 - $1.02 Per Diluted Share

New York, NY – November 17, 2005 – New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 523 stores, today announced financial results for the third quarter and nine month period ended October 29, 2005.

Net sales for the third quarter of fiscal 2005 increased 5.0% to $254.4 million compared to $242.3 million in the prior year quarter. Comparable store sales for the third quarter of fiscal 2005 decreased 3.1% compared to a 7.0% increase in the prior year quarter. Operating income for the third quarter of fiscal 2005 decreased 52.8% to $8.7 million, compared to $18.3 million in the prior year period. Net income for the third quarter of fiscal 2005 increased by $8.8 million to $4.2 million, or $0.07 per diluted share, compared to a net loss of $(4.6) million, or $(0.10) per diluted share, in the third quarter of fiscal 2004.

Net sales for the nine month period ended October 29, 2005 increased 5.7% to $778.9 million from $737.2 million in the prior year nine month period. Comparable store sales for the nine month period ended October 29, 2005 increased 0.5% compared to an 11.7% increase in the prior year period. Operating income for the nine month period in fiscal 2005 increased 6.9% to $67.8 million, compared to $63.4 million in the prior year period. Net income for the nine months ended October 29, 2005 increased by $38.5 million to $37.9 million, or $0.66 per diluted share, compared to a net loss of $(0.6) million or $(0.01) per diluted share, in the prior year period.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “The third quarter proved to be very challenging as customer reaction to our product offerings was disappointing.  However, we were able to clear significant quantities of underperforming merchandise during the quarter and revise go forward assortments to be more in line with our customers’ preferences.  As these new deliveries started to appear in our stores towards the latter part of October, and with the onset of more seasonal weather, our results began to improve.  As a consequence, we were able to outperform our revised sales and earnings for the period.

“We believe as we enter the most important quarter of the year that our merchandise assortment and the level of our inventory are well positioned, and with the added strength of the excitement being generated by our advertising campaign featuring Eva Longoria, we can achieve our goals and objectives for the balance of the year.”

The Company’s balance sheet included $30.0 million in cash and working capital of $68.6 million on October 29, 2005. Inventory as of October 29, 2005 was $136.8 million including $4.5 million of inventory on hand to support the JasmineSola business as compared to $108.3 million last year. Approximately $11.3 million of the increase is due to increases planned for in-transit times to mitigate potential west coast port delays with the balance attributed to new stores and investment in activewear, accessories and jackets.

Capital spending for the first nine months of fiscal 2005 was $68.6 million, compared to $42.8 million for the first nine months of fiscal 2004.  The increase over last year is primarily related to the 77 New York & Company stores opened and remodeled year to date as compared to 55 last year.  The full year capital spending is projected at approximately $80.0 million versus $54.3 million in fiscal 2004.

Guidance

The Company reaffirms its fourth quarter sales and earnings guidance previously provided on October 6, 2005 to be in the range of $332.4 million to $342.4 million, an increase of 9.8% to 13.1%, compared to actual fourth quarter fiscal 2004 net sales of $302.8 million. Included in this estimate is a comparable store sales increase in the range of 3.0% to 6.0%, compared to a comparable store sales decrease of 2.7% in the fourth quarter of fiscal 2004.  Net income is estimated to be in the range of $16.5 million to $20.6 million, or $0.29 to $0.36 per diluted share, compared to net income of $18.0 million, or $0.32 per diluted share in the fourth quarter of fiscal 2004.  As a result of better than expected third quarter results, the Company has increased its full year guidance.  Net sales for the full year are currently estimated in the range of $1,111.4 million to $1,121.4 million.  Net income for the full year is currently estimated in the range of $54.4 million to $58.5 million, or $0.95 to $1.02 per diluted share.

Conference Call Information

A conference call to discuss third quarter of fiscal 2005 results is scheduled for today (Thursday, November 17, 2005) at 9:00 AM Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (800) 289-0572 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until November 30, 2005 and can be accessed by dialing (888) 203-1112 and entering code 9982945.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores.  The Company currently operates 523 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended October 29, 2005		Three Months Ended October 30, 2004

Net sales	$254,388	100.0%	$242,264	100.0%
Cost of goods sold, buying and occupancy costs	179,896	70.7%	156,759	64.7%
Gross profit	74,492	29.3%	85,505	35.3%
Selling, general and administrative expenses	65,830	25.9%	67,156	27.7	%(a)
Operating income	8,662	3.4%	18,349	7.6%
Interest expense, net	1,675	0.7%	3,008	1.3%
Loss on modification and extinguishment of debt	—	—	1,682	0.7%
Loss on derivative instrument (related to LFAS, Inc. warrant)	—	—	12,630	5.2%
Income before income taxes	6,987	2.7%	1,029	0.4%
Provision for income taxes	2,833	1.1%	5,659	2.3%
Net income (loss)	$4,154	1.6%	$(4,630)	(1.9)%

Basic earnings (loss) per share:	$0.08		$(0.10)
Diluted earnings (loss) per share:	$0.07		$(0.10)
Weighted average shares outstanding:
Basic	54,297		47,488
Diluted	57,675		47,488

(a)   The amount for the three months ended October 30, 2004 includes charges of approximately $4.7 million related to the terminated advisory services agreement with Bear Stearns Merchant Manager II, LLC.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine Months Ended October 29, 2005		Nine Months Ended October 30, 2004

Net sales	$778,944	100.0%	$737,183	100.0%
Cost of goods sold, buying and occupancy costs	524,124	67.3%	479,715	65.1%
Gross profit	254,820	32.7%	257,468	34.9%
Selling, general and administrative expenses	187,034	24.0%	194,028	26.3	%(a), (b)
Operating income	67,786	8.7%	63,440	8.6%
Interest expense, net	4,385	0.6%	7,686	1.0%
Accrued dividends – redeemable preferred stock	—	—	2,703	0.4%
Loss on modification and extinguishment of debt	—	—	2,034	0.3%
Loss on derivative instrument (related to LFAS, Inc. warrant)	—	—	29,398	4.0%
Income before income taxes	63,401	8.1%	21,619	2.9%
Provision for income taxes	25,517	3.2%	22,192	3.0%
Net income (loss)	$37,884	4.9%	$(573)	(0.1)%

Basic earnings (loss) per share:	$0.70		$(0.01)
Diluted earnings (loss) per share:	$0.66		$(0.01)
Weighted average shares outstanding:
Basic	53,764		45,505
Diluted	57,182		45,505

(a)   The amount for the nine months ended October 30, 2004 includes charges of approximately $6.1 million related to the terminated advisory services agreement with Bear Stearns Merchant Manager II, LLC.

(b)   The amount for the nine months ended October 30, 2004 includes $4.3 million of non-cash share-based compensation related to a significant grant of 630,663 options to purchase common stock granted to certain key executives in May 2004, upon completion of refinancings and the repurchase of a warrant from Limited Brands, Inc.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Consolidated Balance Sheets

	October 29, 2005	January 29, 2005	October 30, 2004
	(Unaudited)	(Audited)	(Unaudited)
	(Amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$30,027	$85,161	$33,285
Inventories, net	136,772	93,379	108,316
Other current assets	41,196	32,200	40,044
Total current assets	207,995	210,740	181,645
Property and equipment, net	154,338	100,681	96,099
Other assets	43,911	18,767	19,167
Total assets	$406,244	$330,188	$296,911

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$84,762	$74,045	$64,738
Accrued expenses	53,350	51,802	50,418
Other current liabilities	1,316	1,788	1,108
Total current liabilities	139,428	127,635	116,264
Long-term debt	75,000	75,000	75,000
Other liabilities	36,873	24,270	21,031
Total liabilities	251,301	226,905	212,295
Total stockholders’ equity	154,943	103,283	84,616
Total liabilities and stockholders’ equity	$406,244	$330,188	$296,911

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended October 29, 2005	Nine Months Ended October 30, 2004
	(Amounts in thousands)
Operating activities
Net income (loss)	$37,884	$(573)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,638	13,985
Amortization / write off of deferred financing costs	866	3,016
Share-based compensation	803	5,698
Deferred income taxes	(5,618)	9,775
Change in operating assets and liabilities:
Accounts receivable	(8,573)	(5,708)
Inventories, net	(39,606)	(30,096)
Prepaid expenses	1,430	(7,040)
Accounts payable	8,703	16,967
Accrued expenses	1,488	(3,073)
Income taxes payable	730	(10,118)
Other assets and liabilities	15,442	(747)
Net cash provided by (used in) operating activities	31,187	(7,914)

Investing activities
Acquisition of Jasmine Company, Inc., net of cash acquired	(21,350)	—
Capital expenditures	(68,566)	(42,825)
Net cash used in investing activities	(89,916)	(42,825)

Financing activities
Net proceeds from initial public offering	—	105,400
Payment of offering costs related to initial public offering	—	(3,071)
Proceeds from issuance of debt	—	150,000
Repayment of debt	(1,327)	(157,500)
Repurchase common stock warrant	—	(36,271)
Payment of financing costs	—	(4,046)
Redemption of Series A preferred stock	—	(69,696)
Tax benefit from exercise of stock options	4,679	281
Other financing activities	243	129
Net cash provided by (used in) financing activities	3,595	(14,774)
Net decrease in cash and cash equivalents	(55,134)	(65,513)
Cash and cash equivalents at beginning of period	85,161	98,798
Cash and cash equivalents at end of period	$30,027	$33,285

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Fiscal 2005 Actual and Projected Store Count and Selling Square Footage

Quarter	Total stores open at beginning of the quarter	Number of stores opened/acquired during the quarter	Number of stores remodeled during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	476	8	8	(2)	482
2nd Quarter (Actual)	482	27	21	(3)	506
3rd Quarter (Actual)	506	19	11	(2)	523	(a)
4th Quarter (Projected)	523	7	2	(8)	522	(a)

Quarter	Total selling square feet at beginning of the quarter	Selling square feet for stores opened/acquired during the quarter	(Reduction)/Increase of selling square feet for stores remodeled during the quarter	Reduction of selling square feet for stores closed during the quarter	Total selling square feet at end of the quarter
1st Quarter (Actual)	3,189,770	32,908	(15,823)	(10,644)	3,196,211
2nd Quarter (Actual)	3,196,211	98,268	(40,604)	(16,404)	3,237,471
3rd Quarter (Actual)	3,237,471	83,922	548	(15,691)	3,306,250	(a)
4th Quarter (Projected)	3,306,250	28,784	(6,642)	(63,392)	3,265,000	(a)

(a) Includes 16 JasmineSola stores with total selling square footage of 46,838.